Exhibit 10.1

Imports Mortgage Application

Credit/ Trade financing agreement no ( if any):	Business No: 6201130703
The applicator: Ningbo Keyuan plastic company	legal representative: Tao ChunFeng

L/C no: 574LC1300345	Sight/Usance letter of credit after seeing document within days
Usance letter of credit After seeing bill of loading within days

L/C amount: USD 10,437.099.67	Amounts on the document: USD 10,437.099.67

Goods descriptions: name of goods, quantity, specification, mark, delivery vessel, starting port, Shipment date, contract no etc.

As follows:
The goods are fuel oils for factory’s own use, imported through the MECURIA ENERGY TRADING PTE LTD, the goods have been delivered to the Zhoushan port, the company would collect the Goods based on the related documents.

The issuing deposit: RMB 6,600,000.00	The applying mortgage amount: 10,000,000.00USD Duration: 84 days

The name of receiver: Ningbo Keyuan plastic co.ltd Account no: 574903195132803

The reason for application and the payback plan:

We apply for import mortgage for 184 days due to our long period of production and capital Return, we will pay back with the goods’ payment on the due date.

Merchants Bank, Ningbo Beilun branch

We hereby to confirm

1 we will abide by the signed < credit agreement>/ <international trading financing agreement> with your bank ( if any)

2 once the bank performed the obligation as the issuing bank, and made the payment (or done by the third party entrusted by the bank) under the contract, the payment thus become our payment for mortgage, we then have the obligation to pay off the capital and interests on the due date and interest rates to your bank.

3 to abide the signed (commitment letter for issuing L/C)

4 when the company have the goods’ capital from the appointed account, the bank have the right to collect the money for pay back the loan, ( if the mortgage is not due yet, will be regarded as the ahead of maturity) , if the company can not pay all the capital and interest, the bank has the right to charge the overdue interest and compound interest, and has the right to deduct the money from the company’s account plus the interest, overdue interest, compound interest and other any interest which the banks think necessary. All the legal fees such as attorney fee, litigation fee, travel fee for collect the interest or compensation should be bored by our company, or the bank and collect actively from our account.

5 to provide the bank with our sales and business operation progress, financial statement and other required materials, and to work with the bank for investigation, audition and inspection, and inform the bank if there are any material events and cooperate with bank for implement all the protection measures for the interests, overdue interests and compound interests under the loan,  under the circumstances, the bank has the right to deduct the payment form account, or execute mortgage and other measures to collect the capital and fees.

6 we promise to provide the capital and interest, the overdue interests, the compound interests and the guarantee for the payback of other fees under the agreement. The period of guarantee is form the signing date of the agreement to the expiry date.( please check the bellowing as actual).

6.1  to save ……..(amount) cash into the deposit account which was opened in the bank, or the bank have the right to withdraw the money for the account as the mortgage, the company can not use the money without the permission of bank since the day when the money saved into the account.

6.2 use the company’s national loan as the mortgage (no…. amount….. expiry date) and complete the related procedure as required.

6.3 use the company’s bank draft as the mortgage ( no……..issuer………….acceptance bank………expiry date….. receiver………..) and complete the related procedure as required.

6.4 use all the company’s legal saving bills (NO,……account name…….account no……….amount……date……..) as the mortgage, and did all the pledge procedure as required and/ or

6.5 all the letter of guarantee/ LC which was accepted by the bank for mortgage.

If the expiry date for all the national loan/ saving bills/ bank acceptance draft is earlier than the date of loan under the agreement, the bank has the right to cash the mortgage on its expiry date and to use the payment for pay off the capital and related interests or other expenses, or directly save the money into the mortgage account in the bank, the ownership of the capital is deems as owned by the bank since the date of takeover, the company can’t use the money without the permission of bank, and the money will be served as the guarantee of the capital and interest, overdue interest and compound interest.

If the guarantee procedure is not done, the bank has the right to deny the mortgage loan.

( pls choose and check the appropriate one when using the application as the main contract, under the condition of 6.1,6.2.6.3 and 6.4,  this application will be also used as the pledge contract,  if the agreement cannot be used as the main contract, this clause cannot be used, the according pledge apply to the mortgage under the ( trading financing agreement) / (international trade financing agreement).

7  we company agree to execute the interest rate as the followings 6M libor plus 200 bps.

8 the company agree to pay the trading arrange fee for financing per the 0.6% fee, and entrust the bank to charge it directly from the account, the bank has the right to charge the company separately if the balance is not enough.

9 if the mortgage is overdue, the bank has the right to raise the interest ….% to charge the overdue interest, and also has the right to charge the compound interest for the unpaid interest as the overdue interest.

10 the company should submit the written application to the bank before 7 days if company apply for the prepayment, and also pay the penalty for the prepayment, the penalty equal to the prepayment amount* proportion of liquidated damage, after the bank approve our prepayment application, the company should to pay the full amount of penalty of prepayment within the required period, otherwise the bank has the right to deny the prepayment requirement, the bank has the right but is not obliged to reduce the prepayment amount based on the remaining amount.

11 if there is the conflict between the application, the company should discuss with the bank first, or choose and check one of the followings to resolve the conflict.

11.1 to sue in a court in the location of bank,

11.2 to apply for the arbitration for arbitration committee

11.3 to submit the (check the one of the followings)

11.3.1 China international Economic and Trade Arbitration commission

11.3.2 the branch of China international Economic and Trade Arbitration commission

To solve the problem based on the arbitration rules.

Pls check if the application can be used as the main contract.

Applicant	Bank: Merchant Bank
Seal:	Seal
Legal representative:	Tao Chun Feng
2013 7.11

Note: if the application can be used as main contract, the bank should confirming by sealing, but no need to seal if the applicant would not applied as the main contract.